Exhibit 10.1
RETIREMENT AGREEMENT
     This Retirement Agreement (“Agreement”), dated as of December 14, 2005, is made and entered into by and between Wallace C. Sparkman (“Sparkman”), an individual, and Natural Gas Services Group, Inc. (the “Company”), a Colorado corporation, acting herein by and through its duly authorized officers.
Recitations
     1. Sparkman serves the Company in the capacities of Chairman of the Board of Directors, as a member of the Board of Directors of the Company and its subsidiary, Screw Compression Systems, Inc., and as an employee of the Company.
     2. Sparkman has announced his retirement from all positions he holds with the Company and Screw Compression Systems, Inc., effective as of December 31, 2005.
     3. In recognition of Sparkman’s many contributions to the Company’s success and growth, the Company desires to enter into this agreement with Sparkman pursuant to which Sparkman will receive certain benefits in connection with his retirement from the Company, all as hereinafter more fully set forth.
Agreement
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sparkman and the Company agree as follows:
     1. Sparkman shall receive a final regular bonus to which he is entitled under and in accordance with the provisions of the Company’s cash bonus program available to the Company’s officers and selected senior managers. The amount of the bonus under the cash bonus program will be calculated and treated in accordance with the terms and conditions of such program. Such payment shall be reduced by any deductions for federal tax withholding, social security and any other deductions heretofore authorized by Sparkman. No benefits shall accrue to Sparkman under such cash bonus program after December 31, 2005.
     2. In addition to the final regular bonus payment to be paid to Sparkman as provided for in Paragraph 1 above, the Company will also make a one-time cash payment to Sparkman on or about January 31, 2006 in the amount of Thirty Thousand and No/100 Dollars ($30,000.00), less deductions for federal tax withholding, social security and other deductions heretofore authorized by Sparkman. Such payment includes compensation to Sparkman for unused vacation time and automobile allowance.

     3. Sparkman shall have the right to take, keep and retain for his sole use and enjoyment all of his personal furniture and belongings located on the Company’s premises at 2911 S. County Road 1260, Midland, Texas 79706.
     4. Commencing on December 31, 2005, and ending on June 30, 2006, the Company will pay for the cost of insurance premiums for supplemental Medicare insurance covering Sparkman and his wife.
     5. Sparkman will be reimbursed for all customary and normal expenses reasonably incurred by him on behalf of the Company through December 31, 2005, promptly upon the presentation of an expense account with proper documentation for all such expenses.
     6. Sparkman acknowledges that in the course of his employment by the Company and performance of services on behalf of the Company and its subsidiaries and affiliates (collectively, the “Related Parties”) he has become privy to various business opportunities, economic and trade secrets and relationships of the Company and the Related Parties. Therefore, in consideration of this Agreement and the compensation to be paid to Sparkman, Sparkman hereby agrees that during the Noncompetition Period, Sparkman will not knowingly:
     (a) (i) engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lendor, lessor or in any other individual or representative capacity, in any business activity that relates to (A) the business of designing, manufacturing, fabricating, selling, leasing, renting and/or maintaining natural gas compressors, (B) the designing, manufacturing, fabricating, selling, leasing and/or renting of natural gas flare systems, components and ignition systems, (C) installing and servicing flare stacks and related ignition and control devices or (D) in any other business or activity related to the natural gas compressor industry that is in competition in any manner whatsoever with the business of the Company or the Related Parties. The covenants and restrictions in this Section 6 pertain to the geographic areas comprised of (x) Midland and Ector Counties, Texas, and all counties adjacent to Midland and Ector Counties, Texas, and (y) Tulsa County, Oklahoma, and all counties adjacent to Tulsa County, Oklahoma (all of such counties being collectively referred to herein as, the “Noncompete Area”); provided, however, such covenants and restrictions shall not preclude Sparkman from:
     (A) making investments in securities of oil and gas companies, oil and gas service companies, and natural gas compressor companies which are registered on a national stock exchange, if the aggregate amount owned by Sparkman and his affiliates does not exceed ten percent of such company’s outstanding securities; or
     (B) maintaining his personal investments if such personal investments and controlled affiliates do not engage in any business activity that relates to the business of designing, manufacturing, fabricating, selling, leasing, renting and/or maintaining natural gas compressors, or the designing and manufacturing, fabricating, selling, leasing and/or renting of natural gas flare systems, components and ignition systems, or the installation and servicing of flare stacks and related ignition and control devices; or

     (ii) actively solicit, directly or indirectly, any employee (or person who within the preceding ninety (90) days was an employee) of the Company or any of the Related Parties or any other person who is under contract with or employed by the Company or any of the Related Parties, to terminate his or her employment by, or contractual relationship with, such person or to refrain from extending or renewing the same (upon the same or new terms) or to become employed by or to enter into contractual relations with any person other than such person or to enter into a relationship with a competitor of the Company or any of the Related Parties.
     (b) For purposes of this Section 6, the term “Noncompetition Period” means the period commencing on December 31, 2005 and ending on December 31, 2006.
     (c) The invalidity or non-enforceability of this Section 6 in any respect shall not affect the validity or enforceability of this Section 6 in any other respect or of any other provision of this Agreement. If any provision of this Section 6 shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable.
     (d) Sparkman acknowledges that the Company’s remedy at law for any breach of the provisions of this Section 6 is and will be insufficient and inadequate and that the Company shall be entitled to equitable relief, including by way of temporary and permanent injunction, in addition to any remedies the Company may have at law.
     (e) The representations and covenants contained in this Section 6 on the part of Sparkman will be construed as ancillary to and independent of any other provision of this Agreement. The provisions of this Section 6 shall continue to be binding upon Sparkman in accordance with their terms, notwithstanding Sparkman’s retirement.
     (f) The parties to this Agreement agree that the limitations contained in this Section 6 with respect to time, geographical area and scope of activity are reasonable. However, if any court shall determine that the time, geographical area or scope of activity of any restriction contained in this Section 6 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

     7. By his execution hereof and in further consideration for the retirement benefit payments, Sparkman, for himself, his heirs, executors, administrators and assigns, does hereby remise, release and forever discharge the Company, its directors, officers, employees, representatives and agents, from any and all manner or causes of actions, suits, debts, promises, damages, judgments, executions, claims, guaranties, warranties and demands related to or arising out of this Agreement or Sparkman’s employment or service as an employee or Director through December 31, 2005, in law, or in equity, which he ever had, now has or which he, his heirs, executors, administrators, assigns or successors hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever.
     8. Sparkman agrees, in partial consideration for the above, that he will fully cooperate with management of the Company in their efforts to manage the affairs of the Company and in the conduct of the business of the Company, further agreeing that from and after December 31, 2005, he will not, directly or indirectly, take any action or assist or encourage any other parties in taking any action which may be detrimental or adverse to the best interests of the Company or its subsidiaries or affiliated entities.
     9. A waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.
     10. If any of the provisions of this Agreement conflict with the laws under which this Agreement is to be construed, or if any such provision is held to be invalid by a court of competent jurisdiction, such provision shall be deleted from this Agreement and the Agreement shall be construed to give effect to the remaining provisions hereof.
     11. The rights and obligations of each party under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties. Sparkman shall not assign or alienate any of his interest in this Agreement without the prior written consent of the Company.
     12. This instrument constitutes the entire agreement and understanding of the parties with respect to retirement benefits payable to Sparkman. This Agreement supersedes all prior agreements and understandings between the parties with respect to such matters and may not be changed or terminated orally, and no change, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.
     13. This Agreement may be executed by the Company and Sparkman in counterparts, each of which shall be deemed an original instrument but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NATURAL GAS SERVICES GROUP, INC.

By:	/s/ Stephen C. Taylor

Stephen C. Taylor, President and
Chief Executive Officer

/s/ Wallace C. Sparkman

Wallace C. Sparkman

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